UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PACIFIC BOOKER MINERALS INC.

___________________________________________

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

#1702 – 1166 Alberni Street
Vancouver, British Columbia, Canada	V6E 3Z3
(Address of principal executive offices)	(Postal Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.      [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.      [   ]

Securities Act registration statement file number to which this form relates:

Not applicable

____________________

Securities to be registered pursuant to Section 12(g) of the Act:

None

________________________

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

Description.

This Form 8-A12B hereby registers the Registrant’s class of common shares without par value (the “Common Shares”).  The authorized capital of the Registrant consists of 100,000,000 Common Shares, and the Registrant has no other class of shares.  As at August 7, 2007, the Registrant had 9,586,639 fully paid and non-assessable Common Shares issued and outstanding; 1,592,827 common share purchase options outstanding; and 1,779,950 common share purchase warrants outstanding. An additional 250,000 common shares have been reserved for issuance under a property acquisition agreement.

All Common Shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities.

Distributions in the form of dividends, if any, are determined by the Board of Directors. Dividends are not cumulative. The Registrant is limited in its ability to pay dividends on its Common Shares by certain provisions of the Business Corporations Act (British Columbia) relating to the sufficiency of the profits from which dividends may be paid. The Registrant has not historically paid dividends on its Common Shares, nor does it expect to do so in the foreseeable future.

Holders of Common Shares are entitled to receive notice of all meetings of shareholders and to attend and to vote at such meetings. Each Common Share carries with it the right to one vote, and the Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and holders of Common Shares are not liable to further calls or to assessment by the Registrant.

The rights of holders of Common Shares may not be modified otherwise than by a vote of a majority of the Common Shares outstanding, voting as a class.

There are no provisions in the Registrant’s Articles of Incorporation or Bylaws that would have the effect of delaying, deferring, or preventing a change in control of the Registrant.

Item 2.  Exhibits.

The following exhibits are filed herewith, or are incorporated by reference, as a part of this Form 8-A12B:

1.

Form 20-F Registration Statement filed in September 2005  (incorporated by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:

PACIFIC BOOKER MINERALS INC.

Date:

August 7, 2007

By:

/s/ Gregory Anderson

Gregory Anderson

President and CEO